UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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APIGEE CORPORATION

(Name of Registrant as Specified In Its Charter)

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APIGEE CORPORATION

10 S. Almaden Blvd., 16th Floor

San Jose, California 95113

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific time on January 13, 2016

Dear Stockholders of Apigee Corporation:

Apigee Corporation’s 2016 annual meeting of stockholders (the “Annual Meeting”) will be held on January 13, 2016 at 10:00 a.m. Pacific time, at the Hotel De Anza, located at 233 West Santa Clara Street, San Jose, California 95113, for the following purposes, as more fully described in the accompanying proxy statement:

1.	to elect two Class I directors to serve until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2016; and

3.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on November 20, 2015 as the record date for the Annual Meeting. Only stockholders of record on November 20, 2015 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about December 1, 2015, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our 2015 annual report. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2015 annual report can be accessed directly at the following Internet address: http://www.astproxyportal.com/ast/20056. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Apigee Corporation and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Chet Kapoor
Chief Executive Officer, President and Director
San Jose, California
November 25, 2015

APIGEE CORPORATION

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Time on January 13, 2016

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2016 annual meeting of stockholders of Apigee Corporation, a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on January 13, 2016 at 10:00 a.m. Pacific time, at the Hotel De Anza, located at 233 West Santa Clara Street, San Jose, California 95113. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about December 1, 2015 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

Questions and Answers Regarding Our Annual Meeting

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to serve until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2016; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Chet Kapoor and Promod Haque as Class I directors; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2016.

Who is entitled to vote?

Holders of our common stock as of the close of business on November 20, 2015, the record date, may vote at the Annual Meeting. As of the record date, there were 29,520,940 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

“Street Name” Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock that are present in person or by proxy at the Annual Meeting and that are entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•	Proposal No. 2: The ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares of our common stock that are present in person or by proxy at the Annual Meeting and that are entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. EST on January 12, 2015 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-776-9437 until 11:59 p.m. EST on January 12, 2015 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Apigee Corporation, in writing, at Apigee Corporation, 10 S. Almaden Blvd., 16th Floor, San Jose, California 95113; or

•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

If you plan to attend the meeting, you must be a holder of company shares as of the record date of November 20, 2015.

On the day of the meeting, each shareholder will be required to present a valid picture identification such as a driver’s license or passport and you may be denied admission if you do not. The meeting will begin at or shortly after 10:00 a.m. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Chet Kapoor, Tim Wan and Stacey Giamalis have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about December 1, 2015 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of KPMG LLP. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Apigee Corporation

Attention: Investor Relations

10 S. Almaden Blvd., 16th Floor,

San Jose, California 95113

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than July 28, 2016. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Apigee Corporation

Attention: Corporate Secretary

10 S. Almaden Blvd., 16th Floor,

San Jose, California 95113

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is specified in our proxy materials with respect to such meeting, otherwise properly brought before the annual meeting by or at the direction of our board of directors, or properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than September 17, 2016; and

•	not later than October 17, 2016.

In the event that we hold our 2017 annual meeting of stockholders more than 30 days before or more than 30 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Six of our directors are independent within the meaning of the listing standards of NASDAQ. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of November 18, 2015, and certain other information for each of the directors with terms expiring at the annual meeting (who are also nominees for election as a director at the annual meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees for Director
Chet Kapoor	I	48	Chief Executive Officer, President and Director	2007	2016	2019
Promod Haque (2)(3)	I	67	Director	2005	2016	2019

Continuing Directors
Bob L. Corey (1)	II	64	Director	2011	2017	—
Neal Dempsey (1)(3)	II	74	Director	2005	2017	—
Robert Schwartz (2)	II	54	Director	2008	2017	—
William D. “BJ” Jenkins, Jr. (1)(2)	III	49	Lead Independent Director	2013	2018	—
Edmond Mesrobian (3)	III	55	Director	2014	2018	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Nominees for Director

Chet Kapoor has served as our Chief Executive Officer, President and as a member of our board of directors since January 2007. Prior to joining our company, Mr. Kapoor served as Vice President of Content Management and Search Products at International Business Machines Corporation, from May 2005 to December 2006. From December 2004 to May 2005, Mr. Kapoor served as Chief Executive Officer of Gluecode Software, Inc., an open source application infrastructure company. From April 2002 to December 2004, Mr. Kapoor served as the Vice President and General Manager at BEA Systems, Inc., an enterprise infrastructure software company. Mr. Kapoor holds a B.S. degree in engineering from Arizona State University.

We believe that Mr. Kapoor possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the hardware and software industries and the operational insight and expertise he has accumulated as our Chief Executive Officer.

Promod Haque has served as a member of our board of directors since April 2005. Mr. Haque has been a Senior Managing Partner of Norwest Venture Partners, a venture capital firm, since January 2013 and had previously served as a Managing Partner since 1990. He currently serves on the boards of directors of several privately held companies. He also previously served on the board of directors of FireEye, Inc., a provider of cybersecurity solutions, from March 2005 until October 2014, Persistent Systems Limited, a software product and technology services company, from November 2005 until November 2010 and Cyan, Inc., an enterprise network company, from April 2007 until August 2015, when it merged with Ciena Corporation. Mr. Haque holds a B.S. degree in electrical engineering from the University of Delhi, India, an M.B.A. degree from Northwestern University’s Kellogg Graduate School of Management and a Ph.D. degree in electrical engineering from Northwestern University.

We believe that Mr. Haque possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the venture capital industry analyzing, investing in and serving on the boards of directors of technology companies, as well as his perspective as a representative of our largest stockholder.

Continuing Directors

Bob L. Corey has served as a member of our board of directors since October 2011. Since May 2013, Mr. Corey has served as Executive Vice President and Chief Financial Officer of Callidus Software Inc., an enterprise software company. From May 2012 to May 2013, Mr. Corey served as the Chief Financial Officer of FrontRange Solutions USA Inc., an enterprise software company. From July 2009 to March 2011, he served in various roles, including Interim Chief Executive Officer and Executive Vice President and Chief Financial Officer at Extreme Networks, Inc., an ethernet solutions company. From May 2003 to January 2006, Mr. Corey served as Executive Vice President and Chief Financial Officer, at Thor Technologies, Inc., an enterprise software company. Mr. Corey holds a B.B.A. degree in accounting from California State University, Fullerton.

We believe that Mr. Corey possesses specific attributes that qualify him to serve as a member of our board of directors, including his financial and accounting expertise and his experience serving in a variety of finance positions at numerous public companies.

Neal Dempsey has served as a member of our board of directors since April 2005. Mr. Dempsey has been a General Partner of Bay Partners, a venture capital firm, since May 1989, and its Managing General Partner since July 2002. Mr. Dempsey currently sits on the boards of Enphase Energy, Inc., a solar microinverter manufacturer, Xactly Corporation, a cloud-based incentive solutions provider, and several private companies. Previously, he has served as a member of the board of directors of Eloqua, Inc., a marketing solutions company, and Guidewire Software, Inc., a software company, from August 2006 to February 2013 and August 2006 to December 2013, respectively. He holds a B.S. degree in business from the University of Washington.

We believe that Mr. Dempsey possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the venture capital industry analyzing, investing in and serving on the boards of directors of technology companies, as well as his perspective as a representative of one of our largest stockholders.

William “BJ” Jenkins, Jr. has served as our lead independent director since February 2015 and as a member of our board of directors since August 2013. Since November 2012, Mr. Jenkins has served as Chief Executive Officer, President and a member of the board of directors of Barracuda Networks, Inc., a hardware and software solutions company. From April 1998 to November 2012, Mr. Jenkins served in various roles, including President of the Backup Recovery Systems division at EMC Corporation, an information infrastructure company. Mr. Jenkins currently sits on the board of directors of Nimble, Inc., a flash storage solution provider. Mr. Jenkins holds a B.S. degree in general engineering from the University of Illinois and an M.B.A. degree from Harvard Business School.

We believe that Mr. Jenkins possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as an executive of companies in the technology industry.

Edmond Mesrobian has served as a member of our board of directors since March 2014. Since June 2015, Mr. Mesrobian has served as Chief Technology Officer of Tesco PLC, a grocery and general merchandise retailer. From January 2011 to September 2014, Mr. Mesrobian served as Chief Technology Officer of Expedia, Inc., an online travel company. From June 2003 to August 2010, Mr. Mesrobian served in various roles, including Chief Technology Officer at Real Networks, Inc., an internet streaming media delivery company. Previously, Mr. Mesrobian served in executive positions at ArtistDirect, Inc., Amplified Holdings, Inc. and Buena Vista Internet Group, as well as co-founded Checkout.com and the UCLA Data Mining Laboratory. Mr. Mesrobian holds a B.S. degree in math and computer science, an M.Sc. degree in computer science and a Ph.D. in artificial intelligence and computer vision, all from University of California, Los Angeles.

We believe that Mr. Mesrobian possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as an executive of companies in the technology industry.

Robert Schwartz has served as a member of our board of directors since June 2008. Since June 2000, Mr. Schwartz has been Managing Partner of Third Point Ventures, the venture capital arm of Third Point LLC. From 1984 to September 2013, Mr. Schwartz was the President of RF Associates North, Inc., a privately held communications semiconductor manufacturer’s representative firm. Mr. Schwartz currently serves on the board of directors of Enphase Energy, Inc., a solar microinverter manufacturing company, and several private companies. Mr. Schwartz holds a B.S. degree in engineering from the University of California, Berkeley.

We believe that Mr. Schwartz possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a board member of companies in the technology industry.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market and subject to the rules of the NASDAQ Stock Market LLC (“NASDAQ”). Under the listing standards of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of NASDAQ a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of NASDAQ. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of NASDAQ.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Messrs. Corey, Dempsey, Haque, Jenkins, Mesrobian and Schwartz do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of NASDAQ. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.”

Board Leadership Structure

Our Corporate Governance Guidelines provide that the board of directors shall fill the lead independent director of the board if there is not an independent chairman. The chief executive officer and chairman of the board may, but need not be, the same person.

The board of directors has determined that having two different individuals serve in the roles of lead independent director of the board and chief executive officer is in the best interest of us and our stockholders at this time, and that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Mr. Kapoor currently serves as our chief executive officer and Mr. Jenkins currently serves as our lead independent director of the board. The chief executive officer is responsible for setting the strategic direction and the day-to-day leadership and performance of our company, while the lead independent director of the board provides overall leadership to the board of directors. The lead independent director of the board also works with the chief executive officer to prepare board meeting agendas and chairs meetings of the board of directors.

This leadership structure allows the chief executive officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our board of directors and those operating decisions. The board of directors believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Meetings and Committees

During our fiscal year ended July 31, 2015, the board of directors held seven meetings (including regularly scheduled and special meetings), and each director attended at least 85% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served. During our fiscal year ended July 31, 2015, the board of directors acted by written or electronic consent six times.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Messrs. Corey, Dempsey and Jenkins, with Mr. Corey serving as chairman, each of whom meets the requirements for independence for audit committee members under the listing standards of NASDAQ and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of NASDAQ. In addition, our board of directors has determined that Mr. Corey is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Mr. Dempsey is a General Partner at Bay Partners, which held approximately 15.1% of our outstanding common stock as of October 31, 2015. Therefore, we may not be able to rely upon the safe harbor position of Rule 10A-3 under the Exchange Act, which provides that a person will not be deemed to be an affiliate of a company if he or she is not the beneficial owner, directly or indirectly, of more than 10% equity securities of that company. However, our board of directors has made an affirmative determination that Mr. Dempsey is independent for purposes of serving on our audit committee.

Our audit committee is responsible for, among other things:

•	selecting and hiring our registered public accounting firm;

•	evaluating the performance and independence of our registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;

•	reviewing our financial statements and restated disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

•	reviewing and approving in advance any proposed related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of NASDAQ. A copy of the charter of our audit committee is available on the Corporate Governance portion of our website at http://investors.apigee.com. During our fiscal year ended July 31, 2015, our audit committee held five meetings and acted by written or electronic consent on one occasion.

Compensation Committee

Our compensation committee consists of Messrs. Haque, Jenkins and Schwartz, with Mr. Haque serving as chairman, each of whom meets the requirements for independence for compensation committee members under the listing standards of NASDAQ and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our compensation committee is responsible for, among other things:

•	reviewing and approving, or making recommendations to our board of directors for the approval of, our chief executive officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans and benefits programs; and

•	preparing the compensation committee report that the SEC will require in our annual proxy statement.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of NASDAQ. A copy of the charter of our compensation committee is available on the Corporate Governance portion of our website at http://investors.apigee.com. During our fiscal year ended July 31, 2015, our compensation committee held nine meetings and acted by written or electronic consent eleven times.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Dempsey, Haque and Mesrobian, with Mr. Dempsey serving as chairman, each of whom meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the compensation, organization and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of NASDAQ. A copy of the charter of our nominating and corporate governance committee is available on the Corporate Governance portion of our website at http://investors.apigee.com. During our fiscal year ended July 31, 2015, our nominating and corporate governance committee held one meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

A member of our board of directors and our compensation committee, Promod Haque, is affiliated with Norwest Venture Partners, which as of October 31, 2015 held 21.4% of our outstanding common stock.

A member of our board of directors and our compensation committee, Robert Schwartz, is affiliated with Third Point LLC, which as of October 31, 2015 held 10.7% of our outstanding common stock.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our chief executive officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates and the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our Corporate Secretary at Apigee Corporation, 10 S. Almaden Blvd., 16th Floor, San Jose, California, 95113. To be timely for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the nomination no earlier than September 17, 2016 and no later than October 17, 2016.

Stockholder Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our Chief Counsel at Apigee Corporation, 10 S. Almaden Blvd., 16th Floor, San Jose, California, 95113. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our Chief Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the lead independent director of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on the Corporate Governance portion of our website at http://investors.apigee.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management and Board Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our chief executive officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-employee Director Compensation

In February 2015, our board of directors, upon the recommendation of our compensation committee and our external compensation consultant, adopted our cash compensation policy for the compensation of our non-employee directors that became effective upon our initial public offering. Prior to the effectiveness of this policy, our non-employee directors did not receive any cash compensation for their fiscal 2015 services as directors or as board members. We do not currently have a formal policy with respect to equity compensation payable to our non-employee directors for service as directors, although our board of directors grants equity awards from time to time to non-employee directors as compensation for their service as directors. Pursuant to the non-employee director cash compensation policy, each member of our board of directors who is not our employee and is not affiliated with a holder of greater than 5% of any class or series of capital stock will receive cash compensation as follows:

Cash Compensation

Each year, each non-employee director who is not affiliated with a holder of greater than 5% of any class or series of our capital stock will receive a cash retainer of $30,000 for serving on the board of directors (the “Annual Retainer”). Other than the Annual Retainer, directors will receive no additional compensation for attending regular meetings of our board of directors.

The chairpersons and members of the three standing committees of our board of directors will be entitled to the following additional cash retainers each year:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$10,000	$7,000
Compensation Committee	$10,000	$7,000
Nominating and Corporate Governance Committee	$3,000	$3,000

In addition, our lead independent director receives an additional cash retainer of $10,000 per year.

With respect to fiscal year 2015, each director’s retainers described above were pro-rated for the portion of fiscal 2015 in which they served in the relevant capacity after our initial public offering, when the policy became effective.

Our board of directors has the discretion to amend, alter, suspend or terminate the cash compensation policy as it deems necessary or appropriate. In addition, we reimburse our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors.

Director Compensation Table

Prior to our initial public offering, we had not implemented a formal policy with respect to compensation payable to our non-employee directors for service as directors. Prior to our initial public offering, our board of directors granted equity awards from time to time to non-employee directors as compensation for their service as directors. The following table summarizes compensation paid to our non-employee directors during the fiscal year ended July 31, 2015. Directors who are also our employees receive no additional compensation for their service as a director.

Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation		Total ($)
Bob L. Corey	10,667	198,431	6,054	(3)	215,152
Neal Dempsey	—	—			—
Promod Haque	—	—			—
William “BJ” Jenkins, Jr.	14,400	—			14,400
Edmond Mesrobian	8,800	—			8,800
Robert Schwartz	—	—	—		—

(1)	Represents retainers earned by our directors commencing April 24, 2015, the date of our initial public offering. Each of Messrs. Dempsey, Haque and Schwartz are affiliated with a holder of greater than 5% of our common stock and therefore do not receive any cash retainers.
(2)	The amounts reported represent the grant-date fair value of the stock options awarded to the named non-employee director, calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on October 14, 2015.
(3)	Represents health insurance premiums paid by us for Mr. Corey.

(4)	The following table lists all outstanding equity awards held by our non-employee directors as of July 31, 2015:

Director	Aggregate Stock Award	Aggregate Option Awards
Bob L. Corey	—	59,688
Neal Dempsey	—	—
Promod Haque	—	—
William “BJ” Jenkins, Jr.	—	53,566
Edmond Mesrobian	—	37,900
Robert Schwartz	—	—

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved Chet Kapoor and Promod Haque as nominees for election as Class I directors at the Annual Meeting. If elected, each of Mr. Kapoor and Mr. Haque will serve as Class I directors until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Chet Kapoor and Promod Haque. We expect that Chet Kapoor and Promod Haque will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed KPMG LLP (“KPMG”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending July 31, 2016. During our fiscal year ended July 31, 2015, KPMG served as our independent registered public accounting firm.

Notwithstanding the appointment of KPMG and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Apigee Corporation and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending July 31, 2016. Our audit committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of KPMG, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table represents aggregate fees billed to us for the fiscal years ended July 31, 2015 and July 31, 2014, by KPMG LLP, our principal accountant.

	2014	2015
	(In thousands)
Audit Fees (1)	$1,637	$1,917
Audit-Related Fees	—	—
Tax Fees (2)	—	77
All Other Fees	—	—

Total Fees	$1,637	$1,994

(1)	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements. The audit fees also include fees for professional services provided in connection with our initial public offering, incurred during the fiscal years ended July 31, 2015 and 2014, including comfort letters, consents and review of documents filed with the SEC.
(2)	Tax fees for the fiscal year ended July 31, 2015 consist of fees for services related to analysis of research and development costs and a Section 382 analysis.

All fees described above were pre-approved by our audit committee.

Auditor Independence

In our fiscal year ended July 31, 2015, there were no other professional services provided by KPMG, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KPMG.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to KPMG for our fiscal years ended July 31, 2014 and 2015 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of KPMG requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes, if any, will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF KPMG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of NASDAQ and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Corporate Governance portion of our website at http://investors.apigee.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management.

In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and KPMG;

•	discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•	received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2015 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Bob L. Corey (Chair)

Neal Dempsey

William Jenkins, Jr.

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of November 20, 2015. Officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Chet Kapoor	48	Chief Executive Officer, President and Director
Tim Wan	45	Chief Financial Officer
Stacey Giamalis	51	Chief Counsel
Anant Jhingran	52	Chief Technology Officer
Shankar Ramaswamy	48	Vice President of Engineering and Operations

Chet Kapoor has served as our Chief Executive Officer, President and as a member of our board of directors since January 2007. Prior to joining our company, Mr. Kapoor served as Vice President of Content Management and Search Products at International Business Machines Corporation, from May 2005 to December 2006. From December 2004 to May 2005, Mr. Kapoor served as Chief Executive Officer of Gluecode Software, Inc., an open source application infrastructure company. From April 2002 to December 2004, Mr. Kapoor served as the Vice President and General Manager at BEA Systems, Inc., an enterprise infrastructure software company. Mr. Kapoor holds a B.S. degree in engineering from Arizona State University.

Tim Wan has served as our Chief Financial Officer since March 2015. Mr. Wan previously served as Senior Vice President, Chief Financial Officer and Treasurer of RealNetworks, Inc., a digital media and applications company, from April 2012 to February 2015. Mr. Wan served as RealNetworks’ Vice President, Finance from September 2009 to April 2012, as its Area Vice President, Strategic Planning and Analysis from March 2006 to August 2009, and in various other leadership roles at RealNetworks between 2000 and 2006, including General Manager of Consumer Operations, Director of Marketing Analysis and Senior Manager of Marketing Analysis. Mr. Wan also served as a trustee at Overlake Hospital Medical Center and as a board member of Rhapsody International. Mr. Wan holds a B.A. in Economics from University of California, Los Angeles, and an M.B.A. from the University of Southern California.

Stacey Giamalis has served as our Chief Counsel since October 2013. From April 2010 to October 2013, Ms. Giamalis served as Vice President, General Counsel, Chief Privacy Officer and Secretary at Adchemy, Inc., a software solutions company. From July 2005 to September 2009, Ms. Giamalis served as Senior Vice President Legal and Human Resources, General Counsel and Secretary at LookSmart, Ltd., an online advertising company. From July 2002 to January 2005, Ms. Giamalis served in various roles at QRS Corporation, a commerce solutions company, including as its Vice President, General Counsel and Secretary. Ms. Giamalis holds a B.A. degree in psychology from the University of California, Davis and a J.D. degree from the University of California, Berkeley, Boalt Hall.

Anant Jhingran has served as our Chief Technology Officer since July 2012 and as our Vice President of Data from September 2011 to July 2012. Prior to joining our company, he served in several positions, including Vice President and Director of Computer Science at International Business Machines Corporation, from March 2000 to September 2011, most recently as an IBM Fellow and Chief Technology Officer, Information Management. Mr. Jhingran holds a B.S. degree in electrical engineering from IIT Delhi and a Ph.D. degree in computer science from the University of California, Berkeley.

Shankar Ramaswamy has served as our Vice President of Engineering and Operations since June 2013. From December 2009 to June 2013, Mr. Ramaswamy served in various roles at eBay Inc., an e-commerce company, including Director of Product Management, Application Platform of the Marketplaces division and Director of Product Management, Platform of the X.commerce division, most recently as Director of Engineering, Digital Payments Customer Engineering of the PayPal division. From August 2008 to December

2009, he served as Principal Technical Program Manager at Amazon.com, Inc. Mr. Ramaswamy holds a B.S. degree in electronics, physics and mathematics from Delhi University, an M.S. degree in electrical engineering from the Indian Institute of Science and a Ph.D. degree in electrical engineering and computer engineering from the University of Illinois at Urbana-Champaign.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. In making determinations regarding executive compensation, our compensation committee typically reviews data and recommendations provided by Radford, the compensation committee’s independent compensation consultant. Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers that report to him, except that our Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and data and makes decisions as to total compensation for each executive officer, as well as each individual compensation component.

The compensation committee may form and delegate its authority to one or more subcommittees when appropriate. Additionally, the compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies.

Fiscal 2015 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our principal executive officer in 2015 and our two other most highly compensated executive officers who were serving as executive officers as of July 31, 2015. These individuals were our named executive officers for 2015.

Name and Principal Position	Year	Salary($)	Bonus($)		Equity Awards($) (1)		Non-Equity Incentive Plan Compensation($) (2)	All Other Compensation ($)		Total($)
Chet Kapoor	2015	326,250	—		530,939	(5)	130,990	11,675	(6)	999,854
President and Chief Executive Officer	2014	312,771	—		546,540		87,150	572,521		1,518,982

Tim Wan (3)	2015	125,000	—		1,650,078	(7)	27,246	—		1,802,324
Chief Financial Officer

Shankar Ramaswamy (4)	2015	241,667	50,000	(8)	552,842	(9)	62,906	—		907,415
Vice President, Engineering

(1)	The amounts in this column represent the aggregate grant-date fair value of the award as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on October 14, 2015.
(2)	The amounts included in this column represent cash awards payable under our employee cash incentive compensation plan described below with respect to services performed in fiscal year 2015. See “2015 Non-Equity Incentive Plan Compensation” for more details.
(3)	Mr. Wan joined us on March 2, 2015.
(4)	Mr. Ramaswamy was not a named executive officer in fiscal year 2014.
(5)	Mr. Kapoor received a common stock option grant of 98,684 shares on October 25, 2014.

(6)	Consists of a benefit for leased company car and a tax gross-up related to such benefit.
(7)	In connection with his employment commencement Mr. Wan received a common stock option grant of 229,089 shares of common stock on March 18, 2015.
(8)	Represents the final installment of Mr. Ramaswamy’s sign-on bonus, which was paid on May 14, 2015.
(9)	Mr. Ramaswamy received a common stock option grant for 100,174 shares on October 25, 2014.

Fiscal 2015 Equity Grants to Named Executive Officers

In fiscal year 2015, Mr. Wan received an option grant upon his hiring and Mr. Kapoor and Mr. Ramaswamy each received a continuing option grant, each as noted above. All such grants had maximum terms of ten years and the exercise price for all such grants was the fair market value of the Company’s common stock on the date of such grant. The grants to Messrs. Wan and Ramaswamy vested as to  1⁄4 of the shares subject to such grant after one year from the vesting commencement date, with the remainder vesting monthly over the next three years thereafter for a total vesting period of four years. The continuing option grant to Mr. Kapoor vested as to 1/3 of the shares subject to such grant after one year from the vesting commencement date, with the remainder vesting yearly over the next two years thereafter for a total vesting period of three years. All such grants were subject to the “double trigger” change of control acceleration provisions described below for each named executive officer.

Executive Officer Employment Arrangements and Payments Upon Termination or Change in Control

Chet Kapoor

We entered into a confirmatory employment letter with Mr. Kapoor, our Chief Executive Officer, on April 8, 2015, which amended and restated his offer letter dated December 15, 2006. Effective as of August 1, 2015, Mr. Kapoor’s current base salary is $350,000, and he is eligible to earn an annual incentive compensation with a target equal to 70% of his base salary ($245,000), based upon achievement of milestones determined by our board of directors or compensation committee for each fiscal year. Mr. Kapoor’s salary generally is subject to review annually.

Mr. Kapoor’s employment letter provides that if his employment is terminated by us or our successor without “cause” (excluding by reason of death or “disability”) or by Mr. Kapoor for “good reason,” upon his executing a general release and waiver of claims against us (or our successor) in the form provided by us or our successor that becomes effective and irrevocable within the time period prescribed in his employment letter, Mr. Kapoor will receive (1) a lump sum payment equal to 12 months of Mr. Kapoor’s annual base salary as then-in effect; (2) reimbursement of COBRA continuation premiums for up to 12 months for Mr. Kapoor and his eligible dependents (provided his is eligible for and timely elects COBRA continuation coverage), or a lump sum payment of $30,000 in lieu thereof; and (3) if such termination occurs within the period beginning 1 month preceding, and ending 12 months following, a “change in control,” 100% of the shares subject to Mr. Kapoor’s outstanding Company equity awards will vest and, to the extent applicable, become exercisable, effective as of the 60th day following termination (for equity awards other than stock options and stock appreciation rights) or upon the effective date of the general release (for stock options and stock appreciation rights).

“Cause” means any one or more of the following, as reasonably determined by the board of directors or the compensation committee, as applicable: (1) Mr. Kapoor’s failure to perform one or more of his material duties and responsibilities to us or our successor after notice and an opportunity to cure of up to 15 business days following the date he receives notice; (2) Mr. Kapoor’s refusal or failure to follow lawful directions of his manager; (3) Mr. Kapoor’s violation of any material policy of our or our successor, this letter agreement, the proprietary information and invention assignment agreement, or any other written agreement or covenant with us or our successor; (4) Mr. Kapoor’s unauthorized use or disclosure of any material proprietary information or trade secrets that he knows or reasonably should know constitute proprietary information or trade secrets, of ours, our successor, or any other party to whom Mr. Kapoor owes an obligation of nondisclosure as a result of his relationship with us or our successor; (5) Mr. Kapoor’s conviction of, or plea of guilty or no contest to: (a) any felony under the laws of the United States or any state thereof, (b) any crime involving fraud, dishonesty, theft or moral turpitude, or (c) any other conduct detrimental to us or our successor or the reputation of us or our successor; or (6) Mr. Kapoor’s participation in or commission of a fraud, act of dishonesty, or any other action against us or our successor that results in or is reasonably likely to result in material harm to the business or reputation of us or our successor.

“Good Reason” means Mr. Kapoor’s resignation of employment within 30 days following the notice and cure period discussed below following the occurrence of one or more of the following without Mr. Kapoor’s written consent: (1) a material adverse change in Mr. Kapoor’s duties and responsibilities; provided, however, that in the event his duties and responsibilities to us or our successor remain the same but we become part of a larger entity as part of the “change in control,” such change in and of itself shall not constitute Good Reason, (2) a material reduction of Mr. Kapoor’s base salary (except where there is a reduction applicable to the management team generally); provided, however, that a reduction in Mr. Kapoor’s base salary of 10% or less in any one year will not be deemed a material reduction, or (c) a material change in the geographic location of Mr. Kapoor’s primary work location; provided, that a relocation of less than 50 miles from Mr. Kapoor’s work location in San Jose, California, or to Mr. Kapoor’s home as his primary work location, will not be considered a material change in geographic location. Within the 30-day period immediately following such event(s), Mr. Kapoor must first notify us or our successor of the initial occurrence of the event(s) constituting Good Reason and that Mr. Kapoor is electing to terminate his employment relationship with us or our successor for Good Reason if we fail to cure such event. We or our successor shall have a 30-day period to cure such event. If we or our successor affect a cure within such period, Mr. Kapoor shall not be eligible to terminate for Good Reason.

“Change in Control” means the occurrence of any of the following events: (a) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; (b) A change in the effective control of the Company which occurs on the date that a majority of members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or (c) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(B)(3). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

In the event any of the payments provided for under his employment letter or otherwise payable to Mr. Kapoor would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. Mr. Kapoor’s employment letter does not require us to provide any tax gross-up payments.

Tim Wan

We entered into a confirmatory employment letter with Mr. Wan, our Chief Financial Officer, on April 8, 2015, which amended and restated his offer letter dated February 27, 2015. Mr. Wan’s current base salary is $300,000, and he is eligible to earn an annual incentive compensation with a target equal to 40% of his base salary ($120,000), based upon achievement of milestones determined by our board of directors or compensation committee for each fiscal year. Mr. Wan’s salary generally is subject to review annually.

Mr. Wan’s employment letter provides that if Mr. Wan’s employment is terminated by us or our successor without “cause” (excluding by reason of death or “disability”) or by Mr. Wan for “good reason,” upon his executing a general release and waiver of claims against us (or our successor) in the form provided by us or our successor that becomes effective and irrevocable within the time period prescribed in his employment letter, Mr. Wan will receive (1) a lump sum payment equal to nine months of Mr. Wan annual base salary as then-in effect; (2) reimbursement of COBRA continuation premiums for up to nine months for Mr. Wan and his eligible dependents (provided his is eligible for and timely elects COBRA continuation coverage), or a lump sum payment of $22,500 in lieu thereof; and (3) if such termination occurs within the period beginning 1 month preceding, and ending 12 months following, a “change in control” (as defined in Mr. Wan’s employment letter), 100% of the shares subject to Mr. Wan’s outstanding Company equity awards will vest and, to the extent applicable, become exercisable effective as of the 60th day following termination (for equity awards other than stock options and stock appreciation rights) or upon the effective date of the general release (for stock options and stock appreciation rights).

“Cause”, “Change in Control” and “Good Reason” have the same meanings as described above for Mr. Kapoor.

In the event any of the payments provided for under his employment letter or otherwise payable to Mr. Wan would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. Mr. Wan’s employment letter does not require us to provide any tax gross-up payments.

Shankar Ramaswamy

We entered into a confirmatory employment letter with Mr. Ramaswamy, our Vice President of Engineering, on April 8, 2015, which amended and restated his offer letter dated May 16, 2013. Effective as of August 1, 2015, Mr. Ramaswamy’s current base salary is $275,000, and he is eligible to earn an annual incentive compensation with a target equal to 40% of his base salary ($110,000), based upon achievement of milestones determined by our board of directors or compensation committee for each fiscal year. Pursuant to the terms of his employment letter, Mr. Ramaswamy received the second $50,000 installment of his sign-on bonus on May 14, 2015. Mr. Ramaswamy’s salary generally is subject to review annually.

Mr. Ramaswamy’s employment letter provides that if Mr. Ramaswamy’s employment is terminated by us or our successor without “cause” (excluding by reason of death or “disability”) or by Mr. Ramaswamy for “good reason,” upon his executing a general release and waiver of claims against us (or our successor) in the form provided by us or our successor that becomes effective and irrevocable within the time period prescribed in his employment letter, Mr. Ramaswamy will receive (1) a lump sum payment equal to nine months of Mr. Ramaswamy’s annual base salary as then-in effect; (2) reimbursement of COBRA continuation premiums for up to nine months for Mr. Ramaswamy and his eligible dependents (provided his is eligible for and timely elects COBRA continuation coverage), or a lump sum payment of $22,500 in lieu thereof; and (3) if such termination occurs within the period beginning 1 month preceding, and ending 12 months following, a “change in control” (as defined in Mr. Ramaswamy’s employment letter), 100% of the shares subject to Mr. Ramaswamy’s outstanding Company equity awards will vest and, to the extent applicable, become exercisable effective as of the 60th day following termination (for equity awards other than stock options and stock appreciation rights) or upon the effective date of the general release (for stock options and stock appreciation rights).

“Cause”, “Change in Control” and “Good Reason” have the same meanings as described above for Mr. Kapoor.

In the event any of the payments provided for under his employment letter or otherwise payable to Mr. Ramaswamy would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. Mr. Ramaswamy’s employment letter does not require us to provide any tax gross-up payments.

2015 Non-Equity Incentive Plan Compensation

At the outset of fiscal 2015 our compensation committee approved the specific performance criteria and targets for the Executive Incentive Compensation Plan for fiscal year 2015, which we refer to as the 2015 Executive Bonus Plan, to provide cash incentives for certain executives, including Messrs. Kapoor, Wan and Ramaswamy, for our 2015 fiscal year. Awards under the 2015 Executive Bonus Plan were paid to these executives based on achievements against financial and other company goals, and individual goals established by our board of directors, weighted 90% and 10%, respectively. Beginning with the second quarter of fiscal year 2015, the 2015 Executive Bonus Plan structure was under, and governed by the terms of, the Company’s omnibus Executive Incentive Compensation Plan that was approved by our board of directors during fiscal year 2015, and under which our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award. The financial and other company goals under the 2015 Executive Bonus Plan were revenue, non-GAAP operating gain/loss, and key strategic initiatives that our board of directors determined were important to drive performance in 2015 fiscal year, weighted 60%, 30%, and 10%, respectively. The individual performance metrics were based on measurable objectives.

Subject to the compensation committee’s discretion under the Executive Incentive Compensation Plan to modify individual awards, the 2015 Executive Bonus Plan required that a minimum of 80% of the target performance goals must be met for a fiscal quarter for bonuses to be paid with respect to that quarter. Upon achievement of 80% of the target performance goals, 50% of each participant’s target bonus for that quarter will be paid. If performance exceeds 80% of the target performance goals for a specific quarter, the percentage of each participant’s target bonus that may be paid for that quarter will increase linearly up to 125% if performance for a quarter equals or exceeds 115% of target levels. In order for the portion of the bonus tied to annual performance against our financial plan and other company goals to be paid, 80% of the fourth quarter target performance goals was required to be achieved.

Under the Executive Incentive Compensation Plan, our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it is not be required to establish any allocation or weighting with respect to the factors it considers.

The 2015 Executive Bonus Plan paid bonuses according to the following schedule: 18% of each participant’s total annual target bonus was paid following the end of each fiscal quarter of 2015 based on performance against the financial and other company goals for that quarter, and a fifth 18% of each participant’s total annual target bonus was paid following the end of fiscal year 2015 based on performance against the financial and other company goals for that year. The remaining 10% of each participant’s annual target bonus was paid following the end of 2015 based on annual performance against individual goals for our 2015 fiscal year.

During fiscal 2015, our compensation committee confirmed the achievement against quarterly company performance goals for our first through third fiscal quarters based on our quarterly financial statements and other key metrics. All executives under the 2015 Executive Bonus Plan, including Messrs. Kapoor, Wan and Ramaswamy, achieved 100%, 93.8% and 62.5%, respectively, of the quarterly company performance goals for the first through third fiscal quarters (Mr. Wan had not yet joined the company so did not receive a bonus for the first and second quarters, and his third quarter bonus was prorated based on his period of employment in the third quarter). After the end of fiscal year 2015, Mr. Kapoor made recommendations to the compensation committee regarding assessments of individual performance for executive officers other than himself, including for Messrs. Wan and Ramaswamy, for the 2015 fiscal year. The compensation committee considered these recommendations from Mr. Kapoor and evaluated individual performance for Mr. Kapoor and each other officer, including the named executive officers. Our compensation committee also evaluated the achievement against the fourth quarter 2015 and full year 2015 financial and other company performance goals based on our quarterly and annual financial statements and other key metrics. After these evaluations, the compensation committee determined to award bonuses to each named executive officer at 75% and 68% of each executive’s target bonus amounts for the fourth quarter and the full fiscal year, respectively, and at 100% for the portion of each of Messr. Kapoor’s, Wan’s and Ramaswamy’s bonuses that was tied to individual performance. The company performance goals were achieved at less than 80% for the fourth quarter of fiscal year 2015 which was the minimum performance for payout under the 2015 Executive Bonus Plan, but the compensation committee determined that it was appropriate to award bonuses, including to the named executive officers, for the fourth quarter and the full fiscal year in light of the company’s overall strong performance for the year and the performance of each named executive officer as well as our successful initial public offering.

Other Compensation Plans and Benefits Information

2015 Equity Incentive Plan

Our 2015 Equity Incentive Plan, or the 2015 Plan, provides that in the event of a merger or change in control, as defined in the 2015 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator will not be required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable. If the service of an outside director is terminated on or following a change of control, other than pursuant to a voluntary resignation, his or her options, stock appreciation rights and restricted stock units, if any, will vest and become immediately exercisable, all restrictions on his or her restricted stock will lapse, all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.

2005 Stock Incentive Plan

Our 2005 Stock Incentive Plan, or the 2005 Plan, provides that in the event of a merger or other consolidation, or in the event of a transaction providing for the sale of all or substantially all of the Company’s stock or assets, each outstanding award will be treated as indicated by the agreement of merger, consolidation, or sale, in each case without the participants’ consent. Upon a change of control, awards held by outside directors will fully vest and, with respect to options and stock appreciation rights, become fully exercisable.

Employee Benefit Plans

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, and accidental death and dismemberment insurance plans, flexible spending accounts and our 2015 Employee Stock Purchase Plan, in each case on the same basis as all of our other employees. We also maintain a 401(k) plan for the benefit of our eligible employees, including our named executive officers, as discussed in the section below entitled “—401(k) Retirement Plan.”

401(k) Retirement Plan

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer up to all eligible compensation, subject to applicable annual Internal Revenue Code limits. We do not match any contributions made by our employees, including executives, but have the discretion to do so. We intend for our 401(k) plan to qualify under Section 401(a) and 501(a) of the Internal Revenue Code so that contributions by employees to our 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from our 401(k) plan.

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table sets forth information regarding outstanding stock options held by our named executive officers as of July 31, 2015.

Name and Principal Position	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Chet Kapoor	1/10/07	(1)	434,827	—	1.06	1/9/17
Chief Executive Officer and President	12/21/10	(1)	12,747	—	0.46	12/20/20
	8/16/11	(1)	39,696	—	0.46	8/15/21
	4/24/12	(2)	34,539	57,566	0.68	4/23/22
	10/14/13	(3)	150,754	127,562	4.10	10/13/23
	10/25/14	(4)	—	98,684	12.69	10/24/24

Tim Wan	3/19/15	(5)	—	229,089	17.56	3/18/25
Chief Financial Officer

Shankar Ramaswamy	6/26/13	(6)	12,335	11,349	3.65	6/25/23
Vice President, Engineering	10/14/13	(7)	6,907	12,829	4.10	10/13/23
	10/25/14	(8)	—	100,174	12.69	10/24/24

(1)	Shares subject to the option are fully vested and immediately exercisable.
(2)	Vesting commenced 1/1/14 and vests monthly over a 48 month period.
(3)	Vesting commenced 5/1/13 and vests monthly over a 48 month period.
(4)	Vesting commenced 10/20/14 and vests 1⁄3 after 1 year, then annually as to 1/3 of the shares subject to such grant.
(5)	Vesting commenced 3/2/15 and vests 1⁄4 after 1 year, then monthly as to 1/48 of the shares subject to such grant.
(6)	Vesting commenced 6/17/13 and vested 1⁄4 after 1 year, then monthly as to 1/48 of the shares subject to such grant.
(7)	Vesting commenced 9/13/13 and vested 37.5% at 18 months, then monthly as to 1/48 of the shares subject to such grant.
(8)	Vesting commenced 10/20/14 and vested 1⁄4 after 1 year, then monthly as to 1/48 of the shares subject to such grant.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Promod Haque (Chair)

William Jenkins, Jr.

Robert Schwartz

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of July 31, 2015. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	4,274,267	$7.29	3,327,477
Equity compensation plans not approved by stockholders	1,184	$12.69	0
Total	4,275,451	$7.29	3,327,477

(1)	Includes 2005 Stock Incentive Plan, 2015 Equity Incentive Plan and 2015 Employee Stock Purchase Plan. The number of shares of the Registrant’s common stock available for grant and issuance under the 2015 Equity Incentive Plan is subject to an annual increase on the first day of each fiscal year starting on August 1, 2015, by an amount equal to the least of (i) 3,100,000 shares, (ii) 4% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of common stock as may be determined by our board of directors. The number of shares of our common stock available for issuance under the 2015 Employee Stock Purchase Plan (the “ESPP”) is subject to an annual increase on the first day of each fiscal year starting on August 1, 2015, by an amount equal to the least of (i) 1% of the number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year, (ii) 775,000 shares or (iii) such amount as may be determined by the administrator of the ESPP.
(2)	The weighted average exercise price is calculated solely on outstanding stock options. It does not include shares issuable upon vesting of outstanding restricted stock unit (RSU) awards, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 31, 2015 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 29,510,064 shares of our common stock outstanding as of October 31, 2015. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of October 31, 2015, which are subject to vesting conditions expected to occur within 60 days of October 31, 2015 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Apigee Corporation, 10 S. Almaden Blvd., 16th Floor, San Jose, California 95113. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
5% Stockholders:
Entities affiliated with Bay Partners (1)	4,446,592	15.1
Entities affiliated with Norwest Venture Partners (2)	6,323,009	21.4
Entities affiliated with Third Point Partners (3)	3,166,551	10.7
Wellington Management Company, LLP and certain of its investment advisory clients (4)	3,170,799	10.7
Named Executive Officers and Directors:
Chet Kapoor (5)	1,274,433	4.2
Tim Wan (6)	4,000	*
Shankar Ramaswamy (7)	56,742	*
Bob L. Corey (8)	33,438	*
Neal Dempsey (9)	4,446,592	15.1
Promod Haque (10)	6,323,009	21.4
William “BJ” Jenkins, Jr. (11)	32,659	*
Edmond Mesrobian (12)	17,370	*
Robert Schwartz (13)	—	—
All current executive officers and directors as a group (11 persons) (14)	12,429,990	40.6%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Consists of (i) 4,213,153 shares held of record by Bay Partners X, LP and (ii) 233,439 shares held of record by Bay Partners X Entrepreneurs Fund, LP (Entrepreneurs Fund) (Bay Partners X, LP together with Entrepreneurs Fund, the Bay Entities). Neal Dempsey, a member of our board of directors, and Stuart G. Phillips, who are the co-Managers of Bay Management Company X, LLC, the general partner of each of the Bay Entities, share voting and dispositive power with respect to the shares held of record by the Bay Entities. The address for each of these entities is 2180 Sand Hill Road, Suite 345, Menlo Park, California 94025.
(2)	Consists of (i) 4,976,891 shares held of record by Norwest Venture Partners IX, LP (Partners IX); (ii) 873,561 shares held of record by Norwest Venture Partners VIII, LP (Partners VIII); and (iii) 472,557 shares held of record by Norwest Venture Partners XI, LP (Partners XI together with Partners VIII and Partners IX, the Norwest Venture Partners Entities). NVP Associates, LLC (NVP) is the managing member of the general partners of the Norwest Venture Partners Entities. Promod Haque, a member of our board of directors, Jeffrey Crowe and Matthew Howard, as co-chief executive officers of NVP and members of the general partners, share voting and dispositive power with respect to the shares held of record by the Norwest Venture Partners Entities. The address for each of these entities is 525 University Avenue, Suite 800, Palo Alto, California 94301.
(3)	Consists of (i) 1,916,993 shares held of record by Third Point Offshore Master Fund, L.P.; (ii) 370,108 shares held of record by Third Point Partners Qualified, L.P.; (iii) 226,202 shares held of record by Third Point Partners, L.P.; (iv) 568,548 shares held of record by Third Point Ultra Master Fund L.P.; (v) 74,000 shares held of record by Third Point Reinsurance Company Ltd.; and (vi) 10,700 shares held of record by Third Point Reinsurance (USA) Ltd.. Robert Schwartz, a member of our board of directors, is a Managing Partner of Third Point Ventures (the Menlo Park, California-based venture capital arm of Third Point LLC), but holds no voting or dispositive power with respect to the shares held by Third Point Ventures and its affiliated entities. Third Point LLC, the investment manager of Third Point Offshore Master Fund, L.P., Third Point Partners Qualified L.P., Third Point Partners L.P. and Third Point Ultra Master Fund L.P., and Daniel S. Loeb, in his capacity as the Chief Executive Officer of Third Point LLC, have voting and dispositive power over shares held by Third Point Offshore Master Fund, L.P., Third Point Partners Qualified L.P., Third Point Partners L.P. and Third Point Ultra Master Fund L.P. The address for each of these entities is c/o Third Point LLC, 390 Park Avenue, 19th Floor, New York, New York 10022.
(4)	The information is based on information contained in a Schedule 13G filed with the SEC on May 11, 2015 by Wellington Management Group LLP. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Company LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares indicated in the table, all of which are held of record by the entities named in the table or a nominee on their behalf. The business address of the investment advisory clients in the table is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The business address for each of Wellington Management Company LLP and Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.
(5)	Consists of (i) 530,390 shares held of record by the Kapoor Family Trust dated March 15, 2002 for which Mr. Kapoor serves as a trustee; and (ii) 744,043 shares exercisable within 60 days of October 31, 2015, all of which are fully vested as of such date.
(6)	Consists of 4,000 shares held of record by Mr. Wan.
(7)	Consists of (i) 3,350 shares held of record by Mr. Ramaswamy; and (ii) 53, 392 shares exercisable within 60 days of October 31, 2015, all of which are fully vested as of such date.
(8)	Consists of 33,438 shares subject to options exercisable within 60 days of October 31, 2015, all of which are fully vested as of such date.
(9)	Consists of the shares listed in footnote (1) above, which are held of record by the Bay Entities. Mr. Dempsey is a co-Manager of Bay Management Company X, LLC.
(10)	Consists of the shares listed in footnote (2) above, which are held of record by the Norwest Venture Partners Entities. Mr. Haque is a co-chief executive officer of NVP and member of the general partners.

(11)	Consists of (i) 4,350 shares held of record by the Jenkins 2013 Living Trust for which Mr. Jenkins serves as a trustee; and (ii) 28,309 shares exercisable within 60 days of October 31, 2015, all of which are fully vested as of such date.
(12)	Consists of 17,370 shares exercisable within 60 days of October 31, 2015, all of which are fully vested as of such date.
(13)	As disclosed in footnote (3) above, Mr. Schwartz is a Managing Partner of Third Point Ventures (the Menlo Park, California-based venture capital arm of Third Point LLC), but holds no voting or dispositive power with respect to the shares held by Third Point Ventures and its affiliated entities.
(14)	Consists of (i) 11,354,650 shares beneficially owned by our current executive officers and directors and (ii) 1,075,340 shares exercisable within 60 days of October 31, 2015, all of which are fully vested as of such date.

RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance—Non-employee Director Compensation” and “Executive Compensation,” we describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Employment Arrangements and Indemnification Agreements

We have entered into employment and consulting arrangements with certain of our current and former executive officers.

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.

Other Transactions

We have granted stock options and, beginning in fiscal 2016, restricted stock units, to our named executive officers and certain of our directors. See the section titled “Executive Compensation—Outstanding Equity Awards at 2015 Year-End” for a description of the stock options.

Other than as described above under this section titled “Related Party Transactions,” since August 1, 2014, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or ratifying related party transactions. We have a formal written policy providing that a related party transaction is any transaction between us and an executive officer, director, nominee for director, beneficial owner of more than 5% of any class of our capital stock, or any member of the immediate family of any of the foregoing persons, in which such party has a direct or indirect material interest and the aggregate amount involved exceeds $120,000. In reviewing any related party transaction, our audit committee is to consider the relevant facts and circumstances available to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will be deemed to be pre-approved by our audit committee, including certain executive officer and director compensation, transactions with another company with which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally. If advance approval of a transaction is not feasible, the chair of our audit committee may approve the transaction and the transaction may be ratified by our audit committee in accordance with our formal written policy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended July 31, 2015, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2015 Annual Report and SEC Filings

Our financial statements for our fiscal year ended July 31, 2015 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on the Financials and SEC Filings information portion of our website at http://investors.apigee.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Apigee Corporation, Attention: Investor Relations, 10 S. Almaden Blvd., 16th Floor, San Jose, California 95113.

*    *    *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS, APIGEE CORPORATION

San Jose, California
November 25, 2015

ANNUAL MEETING OF STOCKHOLDERS OF
APIGEE CORPORATION
January 13, 2016
PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
ACCOUNT NUMBER
COMPANY NUMBER
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement, annual report and proxy card are available at http://www.astproxyportal.com/ast/20056
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
20230000000000001000 9
011316
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
1. To elect the following Class I Director Nominees
NOMINEES:
FOR ALL NOMINEES
WITHHOLD AUTHORITY
FOR ALL NOMINEES
FOR ALL EXCEPT
(See instructions below)
Promod Haque
Chet Kapoor
FOR AGAINST ABSTAIN
2. To ratify the appointment of KPMG LLP as Apigee Corporation’s independent registered public accounting firm for the fiscal year ending July 31, 2016.
NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND, AS THE PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING, OR ANY ADJOURNMENT THEREOF.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s). mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold. as shown here:
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0
APIGEE CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF APIGEE CORPORATION
The undersigned hereby appoints Chet Kapoor, Tim Wan and Stacey Giamalis as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all shares of common stock of Apigee Corporation (the “Company”) standing in the name of the undersigned on November 20, 2015, with all powers which the undersigned would possess if present at the 2016 Annual Meeting of Stockholders of the Company to be held on January 13, 2016 or at any adjournment or postponement thereof. Receipt of the Notice of the 2016 Annual Meeting of Stockholders and Proxy Statement and the 2015 Annual Report is hereby acknowledged.
(Continued and to be signed on the reverse side.)
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